Exhibit 1

Harry Winston Diamond Corporation’s Third Quarter Fiscal 2009
Results to be released Wednesday, December 10, 2008

TORONTO, CANADA (November 26, 2008) - Harry Winston Diamond Corporation (TSX: HW; NYSE:HWD) will release its Third Quarter Fiscal 2009 results for the period ended October 31, 2008, after market hours on Wednesday, December 10, 2008.

Beginning at 09:00AM (EST) on Thursday, December 11, the company will host a conference call for analysts, investors and other interested parties. Listeners may access a live broadcast of the conference call on the company’s investor relations web site at http://investor.harrywinston.com or by dialing 866-761-0749 within North America or 617-614-2707 from international locations and entering passcode 94625715.

An online archive of the broadcast will be available by accessing the company's investor relations web site at http://investor.harrywinston.com. A telephone replay of the call will be available starting at noon through 11:00PM (EST), Wednesday, December 24, 2008, by dialing 888-286-8010 within North America or 617-801-6888 from international locations and entering passcode 93471024.

About Harry Winston Diamond Corporation

Harry Winston Diamond Corporation (TSX: HW; NYSE: HWD) is a specialist diamond enterprise with assets in the mining and retail segments of the diamond industry. The company supplies rough diamonds to the global market from its 40% interest in the Diavik Diamond Mine, located in Canada's Northwest Territories. The company's retail division, Harry Winston Inc., is a premier jewelry and timepiece retailer with salons in key locations including New York, Paris, London, Beijing, Tokyo and Beverly Hills. For more information, please visit www.harrywinston.com or for investor information, visit http://investor.harrywinston.com

For further information, please contact:

Alan Mayne – (416) 362-2237 ext 235 or investor@harrywinston.com